Exhibit 99.1


FOR IMMEDIATE RELEASE FOR MORE INFORMATION CONTACT:

March 19, 2002                          Media:  Patricia Cameron (318) 388-9674
                                                patricia.cameron@centurytel.com
                                    Investors:  Tony Davis (318) 388-9525
                                                tony.davis@centurytel.com


            CenturyTel Announces Divestiture of Wireless Properties

Monroe, La.. . . CenturyTel, Inc. (NYSE Symbol: CTL) announced today that it has signed a definitive stock purchase agreement with ALLTEL Corporation (NYSE
Symbol: AT) to sell its wireless business and related licenses for $1.65 billion in cash (approximately $1.3 billion after tax), subject to certain adjustments which are not anticipated to be material.

The cellular licenses and operations include nearly 9.8 million CenturyTel population equivalents, of which approximately 7.8 million are in markets consolidated by CenturyTel. The CenturyTel consolidated markets serve almost 800,000 cellular subscribers in portions of Arkansas, Louisiana, Michigan, Mississippi, Texas and Wisconsin.

"We are pleased to announce the completion of our wireless separation process with this definitive agreement with ALLTEL," Glen F. Post, III, president and chief executive officer said. "We believe the disposition of our wireless assets, along with the previously announced acquisition of access lines from Verizon, positions CenturyTel as the premier pure play rural local exchange provider in the industry."

CenturyTel employees who work in its wireless segment will be transferred to ALLTEL as a result of this transaction.

The transaction is expected to close in the third quarter of 2002, subject to approval of the Federal Communications Commission and various other approvals and consents.

CenturyTel continues to make excellent progress toward completing the acquisition of telephone properties in Alabama and Missouri from Verizon announced in October 2001, which are scheduled to close by the end of the third quarter. While CenturyTel has not yet finalized its financing plans for these acquisitions, the after tax proceeds from this divestiture of CenturyTel's wireless business will provide a substantial portion of the required funding. Upon completion of the acquisition of telephone properties from Verizon, CenturyTel will serve approximately 2.5 million access lines.

Based upon current financing, operational and other assumptions, CenturyTel believes the net effect of its wireless divestiture and its Verizon acquisitions will be breakeven to $.03 accretive to earnings per share during the first full year of operations.

CenturyTel believes its first quarter 2002 results will be within the range of guidance given in its fourth quarter 2001 earnings release on January 31, 2002.

CenturyTel's management will host a conference call at 8:30 A.M. Central time today to discuss this transaction. The telephone number is (800) 308-0477 and the conference ID number is 3578968. The replay number is (800) 642-1687 and will be available through Thursday, March 21, 2002. Investors can also access CenturyTel's call and replay via webcast by accessing the company's Web site at www.centurytel.com http://www.centurytel.com.

JPMorgan and Lehman Brothers served as financial advisors to CenturyTel in this transaction and both rendered fairness opinions to CenturyTel's board of directors.

In addition to historical information, this release includes certain forward-looking statements, estimates and projections that are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond CenturyTel's control. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: the Company's ability to effectively manage its growth, including integrating newly-acquired businesses into the Company's operations, successfully financing and timely consummating pending acquisitions, hiring adequate numbers of qualified staff and successfully upgrading its billing and other information systems; successfully obtaining all governmental and other approvals, consents or waivers necessary to complete the acquisitions and divestiture discussed above; the risks inherent in rapid technological change; the effects of on-going changes in the regulation of the telecommunications industry; the effects of greater than anticipated competition in the Company's markets; possible changes in the demand for, or pricing of, the Company's products and services; the Company's ability to successfully introduce new products or service offerings on a timely and cost-effective basis; higher than anticipated interest rates; and the effects of more general factors such as changes in general market or economic conditions or in legislation, regulation or public policy. These and other uncertainties related to the business are described in greater detail in Item 1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

CenturyTel, Inc. provides communications services including local exchange, wireless, long distance, Internet access and data services to more than three million customers in 21 states. The company, headquartered in Monroe, Louisiana, is publicly traded on the New York Stock Exchange under the symbol CTL. CenturyTel is the 8th largest local exchange telephone company, based on access lines, and the 8th largest cellular company, based on population equivalents owned, in the United States.

Visit CenturyTel's corporate Web site at www.centurytel.com